Texas South Energy, Inc. 8-K

Exhibit 10.3

CONSULTING AGREEMENT

This consulting agreement (“Agreement”) is entered into effective as of January 5, 2017 (the “Effective Date”), by and between Texas South Energy, Inc., a Nevada corporation (the “Company”), and James M. Askew (“Consultant”).

WHEREAS, the Company wishes to retain the services of Consultant and Consultant wishes to provide services to the Company; and

WHEREAS, the Company and Consultant desire to enter into an agreement reflecting the terms of the services to be rendered, including the termination thereof;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.

Existing Employment Agreement. The Company hereby terminates the employment agreement by and between the Company and James M. Askew dated September 27, 2013, as amended on March 17, 2014 and on September 30, 2015 (“Employment Agreement”) pursuant to Section 8(c) of the Employment Agreement, Consultant waives the 90 day notice provision, and the Company acknowledges and agrees to pay Consultant the compensation of $35,000 net per month owed him pursuant to the Employment Agreement through September 30, 2018, irrespective of whether or how this Agreement may be subsequently terminated. Commencing on October 1, 2018, the Company and Consultant agree that the terms of Section 4(b) of the Agreement will become effective and will govern the cash compensation to be paid to Consultant through December 31, 2019.

2.

Term of Consulting. Subject to the provisions for earlier termination provided in this Agreement, the term of this Agreement shall commence and is binding and effective, on the Effective Date (with the exception that the compensation to be paid pursuant to Section 4(b) takes effect on October 1, 2018, as Consultant is receiving compensation pursuant to the Employment Agreement through September 30, 2018 as set forth in Section 1 above), shall terminate on December 31, 2019, and upon December 31 of each calendar year, commencing with the calendar year 2017, such termination date of this Agreement shall be extended for an additional one-year period (the initial term through December 31, 2019, together with each such year extension shall be referred to as the “Term”), provided that neither the Company nor Consultant notify the other on or prior to 90 days before the applicable December 31st that either party does not intend to extend this Agreement.

3.

Consultant’s Duties. During the Term, Consultant shall provide significant consulting services on an as-needed basis.

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4.

Compensation.

(a)

Stock. As an inducement to Consultant to enter into this Agreement, the Company will issue Consultant on the Effective Date 27 million shares of Company restricted common stock (“Shares”).

(b)

Consulting Compensation. For services rendered by Consultant under this Agreement commencing on October 1, 2018, the Company shall pay to Consultant consulting compensation of $35,000 net per month (“Consulting Compensation”), it being acknowledged that Consultant is receiving compensation owed pursuant to the Employment Agreement through September 30, 2018 as set forth in Section 1 above. The amount of Consulting Compensation shall be reviewed by the Company on an annual basis as of the close of each 12-month period of this Agreement and may be increased as the Company may deem appropriate. In the event the Company deems it appropriate to increase the compensation, said increased amount shall thereafter be the “Consulting Compensation.” The Consulting Compensation, as increased from time to time, may not thereafter be decreased unless agreed to by Consultant. Nothing contained herein shall prevent the Company from paying additional compensation to Consultant in the form of bonuses or otherwise during the Term.

5.

Bonus. The Company in its sole discretion may grant the Consultant a bonus (“Bonus”) payable in shares of restricted common stock or cash, as determined by the Company; and the Company shall be required to pay a Bonus to Consultant in an amount equal to that paid to the chief executive officer as a bonus, pursuant to his employment agreement.

6.

Additional Benefits. In addition to the Consulting Compensation provided for in Section 5 herein, Consultant shall be entitled to the following:

(a)

Expenses. The Company shall reimburse Consultant for business expenses reasonably incurred in the performance of his duties. It is understood that Consultant is authorized to incur reasonable business expenses for promoting the business of the Company, including reasonable expenditures for travel, lodging, meals and client or business associate entertainment. Request for reimbursement for such expenses must be accompanied by appropriate documentation.

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(b)

Corporate Change. Upon the occurrence of a “Corporate Change” as hereinafter defined, Consultant shall be considered as immediately and totally vested in any and all similar equity or equity-based awards previously made to Consultant by the Company (such options or similar awards are hereinafter collectively referred to as “Awards”); provided, however, with respect to Awards that are deemed deferred compensation subject to Code Section 409A, such accelerated vesting shall not cause an acceleration of a payment or result in a change in form of payment that would violate Code Section 409A. For purposes of this Agreement, a “Corporate Change “ shall occur if (i) the Company (A) shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or (B) is to be dissolved and liquidated, and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board, or (ii) any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, acquires or gains ownership or control (including, without limitation, power to vote) of 50% or more of the outstanding shares of the Company’s voting stock (based upon voting power), and as a result of or in connection with such transaction, the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board, or (iii) the Company sells all or substantially all of the assets of the Company to any other person or entity (other than a wholly-owned subsidiary of the Company) in a transaction that requires shareholder approval pursuant to applicable corporate law; or (iv) during a period of two consecutive calendar years, individuals who at the beginning of such period constitute the Board, and any new director(s) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office, who either were directors at the beginning of the two (2) year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or (v) any other event that a majority of the Board, in its sole discretion, shall determine constitutes a Corporate Change hereunder.

(c)

Country Club and/or Health Club Dues; Car Allowance. The Company shall pay for Consultant’s country club and/or health club dues and an appropriate car allowance, as determined by the Board, but in no event less than such payments to the chief executive officer pursuant to his employment agreement.

(d)

General Benefits. Consultant shall be entitled to health insurance benefits, either pursuant to the Company’s plan or shall be reimbursed if Consultant maintains his own health insurance. Nothing in this Agreement shall prevent or limit Consultant’s participation in any benefit, bonus, incentive, or other plan or program provided by the Company and for which Consultant may qualify, nor shall anything herein limit or otherwise adversely affect such rights as Consultant may have under any Awards with the Company.

7.

Confidential Information. Consultant, during the Term, may have access to and become familiar with confidential information, secrets and proprietary information concerning the business and affairs of the Company, its controlled subsidiaries and other controlled entities, including technical information, resource valuations and reports, business strategies and pricing information, and other confidential and/or proprietary information (collectively, “Confidential Information”). Confidential Information shall not include any information that is or becomes generally available to the public other than as a result of Consultant’s improper or unauthorized disclosure of such information in violation of this Agreement. As to such Confidential Information, Consultant agrees during the Term or at any time following the termination of this Agreement, Consultant will not, directly or indirectly, without the prior written consent of the Company (1) disclose or permit the disclosure of any such Confidential Information, or (2) use, reproduce or distribute, or make or permit any use, reproduction or distribution of, directly or indirectly, any such Confidential Information, except for any disclosure, use, reproduction or distribution that is required in the course of his services being provided to the Company.

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8.

Termination. This Agreement may be terminated prior to the end of the Term as set forth below:

(a)

By Consultant (other than for Good Reason). Consultant may cease providing services to the Company at any time by providing written notice to the Company in accordance with Section 11 hereof. In the event of such termination, except in the case of resignation for Good Reason (as defined below), this Agreement shall terminate and Consultant shall not be entitled to further compensation pursuant to this Agreement other than payment for (i) any unpaid compensation pursuant to Section 1 hereof through September 28, 2018 or unpaid Bonuses accrued hereunder as of Consultant’s Termination Date, if such termination is prior to October 1, 2018, (ii) any unpaid Consulting Compensation or unpaid Bonus accrued hereunder as of Consultant’s Termination Date if such Termination Date is subsequent to September 30, 2018, and (iii) any unpaid reasonable business expenses incurred prior to Consultant’s Termination Date, subject to the Company’s expense reimbursement rules and policies as in effect from time to time (the “Accrued Amounts”). Accrued Amounts, if any, shall be paid to Consultant in no event later than fifteen (15) days following Consultant’s termination.

(b)

Death. If this Agreement is terminated due to Consultant’s death, this Agreement shall terminate and the Company shall have no obligations to Consultant or his estate, beneficiaries or legal representatives with respect to this Agreement other than payment of the Accrued Amounts, if any. Accrued Amounts, if any, shall be paid to Consultant in no event later than 15 days following Consultant’s termination on account of death. Notwithstanding the foregoing, in the event of his death, Consultant shall be considered as immediately and totally vested in any and all outstanding Awards, if any, previously granted to Consultant by Company; provided, however, with respect to Awards that are deemed deferred compensation subject to Code Section 409A, such accelerated vesting shall not cause an acceleration of a payment or result in a change in form of payment that would violate Code Section 409A.

(c)

Discharge.

(i)

The Company may terminate this Agreement in the event of Consultant’s Misconduct or Disability (both as defined below) only upon written notice thereof delivered to Consultant in accordance with Section 8(f) and Section 11 hereof. In the event that this Agreement is terminated during the Term by the Company for any reason other than his Misconduct or Disability (both as defined below), then (A) the Company shall pay in lump sum in cash to Consultant, within fifteen (15) days following the expiration of the revocation period for the Release (as defined below), but in no event later than the fifteenth (15th) day of the third month following the year in which the Date of Termination occurs, an amount equal to three years of the then Consulting Compensation, and (B) for six months following the expiration of the revocation period for the Release, the Company, at its cost, shall pay Consultant (and, as applicable, Consultant’s dependents) an amount equal to his accident and group health insurance benefits substantially similar to those which Consultant (and Consultant’s dependents) were receiving immediately prior to Consultant’s termination (if any); provided, however, with respect to Awards that are deemed deferred compensation subject to Code Section 409A, such accelerated vesting shall not cause an acceleration of a payment or result in a change in form of payment that would violate Code Section 409A; and provided, further, however, that for the avoidance of doubt, the COBRA continuation period shall run concurrently with the period set forth in this Clause (B). With respect to benefits set forth under Clause (B) above, all insurance premiums and/or benefits payments made by the Company with respect to such benefits shall be made so as to be exempt from Section 409A of the Code and, for purposes thereof, and either each such payment shall be treated as a separate payment under Section 409A of the Code, or such payments shall be treated as medical benefits under a separation pay plan, as described under Treasury Regulation Section 1.409A-1(b)(9)(v)(B). To the extent any such payments are not exempt from Section 409A of the Code (i.e., they constitute “nonqualified deferred compensation” subject to Section 409A of the Code), such payments shall be paid by the Company according to a fixed schedule consisting of monthly installment payments. In addition to the aforementioned compensation, Consultant shall be considered as immediately and totally vested in any and all Awards previously granted to Consultant by Company or its subsidiaries. The Company’s obligation to make the payments described in this Section 8(c)(i) is conditioned expressly on Consultant’s executing (and not revoking) a general release of any and all claims arising out of or relating to this Agreement in a form reasonably satisfactory to the Company and Consultant (the “Release”). If Consultant fails to execute a Release within forty-five (45) days following the later of (i) the Date of Termination or (ii) the date Consultant actually receives an execution copy of such Release (which shall be delivered to Consultant no later than five (5) business days following Date of Termination), or if Consultant revokes such Release within seven (7) days following execution, Consultant shall forfeit all payments described hereunder.

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(ii)

In the event Consultant is terminated because of Misconduct, the Company shall have no obligations pursuant to this Agreement after the Date of Termination other than for payment of the Accrued Amounts, if any. As used herein, “Misconduct” means (A) the engaging by Consultant in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise (other than such conduct resulting from Consultant’s incapacity due to physical or mental illness or any such actual or anticipated conduct after the issuance of a Notice of Termination by Consultant for Good Reason), (B) Consultant’s conviction for the commission of a felony or (C) action by Consultant toward the Company involving dishonesty.

(d)

Disability. If Consultant shall have been absent from the performance of Consultant’s services with the Company for ninety (90) consecutive calendar days as a result of Consultant’s incapacity due to physical or mental illness, this Agreement may be terminated by the Company for “Disability” and Consultant shall not be entitled to further compensation pursuant to this Agreement, other than for payment of the Accrued Amounts, if any. Notwithstanding the foregoing, in the event that the Agreement is terminated by the Company due to Disability, Consultant shall be considered as immediately and totally vested in any and all Awards previously granted to Consultant by the Company; provided, however, with respect to Awards that are deemed deferred compensation subject to Code Section 409A, such accelerated vesting shall not cause an acceleration of a payment or result in a change in form of payment that would violate Code Section 409A.

(e)

Resignation for Good Reason. Consultant shall be entitled to terminate this Agreement for Good Reason as defined herein. If Consultant terminates this Agreement for Good Reason, he shall be entitled to the compensation provided in Section 8(c)(i) hereof in accordance with the terms therein, including, without limitation, the requirement that Consultant execute and not revoke the Release contemplated in Section 8(c)(i). “Good Reason” shall mean the occurrence of any of the following circumstances without Consultant’s express written consent; provided, that, Consultant has provided a Notice of Termination to the Company within fifteen (15) days after the initial occurrence of any such circumstance of Consultant’s intention to terminate the Agreement for Good Reason, and the Company has failed to cure, to the extent curable, such circumstance within fifteen (15) days of receipt of the Notice of Termination given in respect hereof:

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(i)

the material breach of any of the Company’s obligations under this Agreement without Consultant’s express written consent; or

(ii)

the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 13 hereof.

In addition, the occurrence of a Corporate Change, shall constitute “Good Reason” hereunder, but only if Consultant terminates the Agreement within ninety (90) days following the effective date of such Corporate Change.

(f)

Notice of Termination. Any purported termination of the Agreement by the Company under Sections 8(c)(ii) (Misconduct) or 8(d) (Disability), or by Consultant under Section 8(e) (Good Reason), shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which, if by the Company and is for Misconduct or Disability, shall set forth in reasonable detail the reason for such termination of this Agreement, or in the case of resignation by Consultant for Good Reason, said notice must specify in reasonable detail the basis for such resignation. A Notice of Termination given by Consultant pursuant to Section 8(e) shall be effective even if given after the receipt by Consultant of notice from the Company considering termination of Consultant for Misconduct. Any purported termination for which a Notice of Termination is required which is not effected pursuant to this Section 8(f) shall not be effective.

(g)

Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination, provided that the Date of Termination shall be at least fifteen (15) days following the date the Notice of Termination is given; provided, however, that in the case of Consultant’s resignation for Good Reason, Date of Termination shall mean the close of business on the last day on which the Company may cure any circumstance alleged by Consultant to give rise to a Good Reason termination.

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(h)

Excess Parachute Payments. Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit received or to be received by Consultant hereunder in connection with the termination of Consultant would, as determined by tax counsel selected by the Company, constitute an “Excess Parachute Payment” (as defined in Section 280G of the Internal Revenue Code), the Company shall fully “gross-up” such payment so that Consultant is in the same “net” after-tax position he would have been if such payment and gross-up payments had not constituted Excess Parachute Payments, and such “gross-up” payment shall be made no later than the end of Consultant’s taxable year next following Consultant’s taxable year in which he remits the taxes to which such gross-up payment relates. The Company shall reimburse any costs and expenses incurred by Consultant, including without limitation, attorneys’ fees due to a tax audit or litigation in connection with any excise tax (including penalties and interest or other excise taxes thereon) under Code Section 4999 or Code Section 280G and any such reimbursement shall be made by the end of the Consultant’s tax year following the tax year in which such taxes that are subject to the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, by the end of the Consultant’s tax year following the tax year in which the audit is completed or there is a final nonappealable settlement or other resolution of the litigation. The Consultant’s right to payment or reimbursement pursuant to this Section 8(i) shall not be subject to liquidation or exchange for any other benefit.

(i)

Code Section 409A.

(i)

Notwithstanding any provision of this Section 8 to the contrary, if all or any portion of the benefits provided in this Section 8 is determined to be “nonqualified deferred compensation” subject to Code Section 409A, and the Company determines that Consultant is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such benefits (or portion thereof) shall be accumulated and paid on the first day of the seventh month following Consultant’s termination.

(ii)

This Agreement is intended to comply with the provisions of Section 409A of the Code, and shall be interpreted and construed accordingly. The Company shall have the discretion and authority to amend this Agreement at any time to satisfy any requirements of Code Section 409A or guidance published thereunder; provided, however, any such amendment shall maintain the economic terms of this Agreement for the Consultant. However, in no event will the Company have any liability for any failure of the Agreement to satisfy Code Section 409A, and the Company does not guarantee that the Agreement complies with Code Section 409A.

(iii)

The Company shall promptly reimburse Consultant for eligible expenses under this Agreement that Consultant incurs and properly reports to the Company in accordance with its expense reimbursement rules and policies. Notwithstanding anything herein to the contrary or otherwise, all reimbursements shall be made so as to be exempt from Section 409A of the Code and to the extent not exempt: (A) the amount of expenses eligible for reimbursement or in-kind benefits provided during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided in any other calendar year; (B) the reimbursements for expenses for which Consultant is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (C) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

9.

Assignability. The obligations of Consultant hereunder are personal and may not be assigned or delegated by him or transferred in any manner whatsoever, nor are such obligations subject to involuntary alienation, assignment or transfer. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, either in whole or in part, to any parent, affiliate, successor or subsidiary organization or company of the Company, so long as the obligations of the Company under this Agreement remain the obligations of the Company.

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10.

No Restraints. As an inducement to the Company to enter into this Agreement, Consultant represents and warrants that he is not a party to any other agreement or obligation for personal services, and that there exist no impediments or restraints, contractual or otherwise, on Consultant’s powers right or ability to enter into this Agreement.

11.

Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given upon satisfaction of both (i) and (ii) set forth below: (i) via email to the email address on the signature page hereof and (ii) via mail when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Company at its principal office address, directed to the attention of the Board with a copy to the Secretary of the Company, and to Consultant at Consultant’s residence address on the records of the Company or to such other address as either party may have furnished to the other in writing in accordance herewith except that notice of change of address shall be effective only upon receipt.

12.

Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.

Successors; Binding Agreement.

(a)

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Consultant to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated this Agreement for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination. As used herein, the term “Company” shall include any successor to its business and/or assets as aforesaid which executes and delivers the Agreement provided for in this Section 13 or which otherwise becomes bound by all terms and provisions of this Agreement by operation of law.

(b)

This Agreement and all rights of Consultant hereunder shall inure to the benefit of and be enforceable by Consultant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Consultant should die while any amounts would be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Consultant’s devisee, legatee, or other designee or, if there be no such designee, to Consultant’s estate.

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14.

Indemnification. The indemnification agreement entered into by and between the Company and Consultant on March 17, 2014 is hereby ratified by the Company and the Company acknowledges that this indemnification agreement is a binding and valid obligation of the Company in favor of Consultant and in full force and effect.

15.

Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Consultant and Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is an integration of the parties’ agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, except those which are set forth expressly in this Agreement. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

16.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

17.

Arbitration. Either party may elect that any dispute or controversy arising under or in connection with this Agreement be settled by arbitration in Houston, Texas in accordance with the Employment Rules of the American Arbitration Association then in effect. If the parties cannot mutually agree on an arbitrator, then the arbitration shall be conducted by a three arbitrator panel, with each party selecting one arbitrator and the two arbitrators so selected selecting a third arbitrator. The findings of the arbitrator(s) shall be final and binding, and judgment may be entered thereon in any court having jurisdiction. The findings of the arbitrator(s) shall not be subject to appeal to any court, except as otherwise provided by applicable law. The arbitrator(s) may, in his or her (or their) own discretion, award legal fees and costs to the prevailing party.

18.

Share Withholding. With respect to tax withholding required upon the lapse of restrictions on any restricted common stock, or upon any other taxable event arising as a result of any stock awards pursuant to this Agreement, Consultant may elect, to satisfy the withholding requirement, in whole or in part, by having the Company withhold shares having a fair market value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be made in writing, signed by the Consultant, and shall be subject to any restrictions or limitations that the Company, in its discretion, deems appropriate. Any fraction of a share required to satisfy such obligation shall be disregarded and the Consultant shall instead pay the amount due in cash.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

TEXAS SOUTH ENERGY, INC.

By:	/s/ Michael J. Mayell
Name:	Michael J. Mayell
Office:	Chief Executive Officer
Email address: mmayell@texasouth.com
JAMES M. ASKEW
/s/ James Askew
Email address: jaskew@asconnenergy.com

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